SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



-----------------------------------------
            In the Matter of                :
                                            :
GPU, Inc.                                   :
Jersey Central Power & Light Company        : Certificate Pursuant
Metropolitan Edison Company                 : To Rule 24 of Partial
Pennsylvania Electric Company               : Completion of Transactions:
                                            :
            File No. 70-7926                :
                                            :
(Public Utility Holding Company Act of 1935):
-----------------------------------------   :


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, December 22, 1997, and June 22, 1999,with respect to said Declaration, as follows:

          1. During the period October 1, 1999 through December 31, 1999, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, Amendment No. 2 dated as of May 15, 1998, and Amendment No. 3 dated as of March 2, 1999, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.

          2. At the close of business on September 30, 1999,  JCP&L,  Met-Ed and
Penelec  had  outstanding   unsecured  short-term  promissory  notes  issued  as
commercial paper as follows:


          Company                                   Amount
          -------                                   ------

          JCP&L                                  $ 84,000,000
          Met-Ed                                            0
          Penelec                                           0


          3. During the period October 1, 1999 through December 31, 1999, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before December 31, 1999) unsecured short-term promissory notes as commercial paper as follows:


JCP&L
-----

Date of Issuance        Maturity Date                    Amount
----------------        -------------                    ------

10/01/99                   10/08/99                 $  20,000,000
10/01/99                   10/15/99                    20,000,000
10/01/99                   10/22/99                    10,000,000
10/01/99                   11/01/99                     8,800,000
10/04/99                   10/07/99                     5,400,000
10/05/99                   10/06/99                    16,500,000
10/05/99                   11/01/99                    10,000,000
10/06/99                   10/07/99                     9,200,000
10/07/99                   10/14/99                    13,200,000
10/08/99                   10/13/99                    15,200,000
10/12/99                   10/13/99                     4,400,000
10/13/99                   10/14/99                     7,200,000
10/14/99                   10/15/99                    20,000,000
10/15/99                   10/18/99                    32,900,000
10/18/99                   10/19/99                    29,500,000
10/19/99                   10/20/99                    21,000,000
10/20/99                   10/21/99                    20,000,000
10/20/99                   10/27/99                    14,400,000
10/21/99                   10/22/99                    13,300,000
10/22/99                   10/25/99                    12,600,000
10/25/99                   10/26/99                    11,200,000
10/26/99                   10/27/99                     4,300,000
10/27/99                   10/28/99                    16,100,000
10/27/99                   10/28/99                    50,000,000
10/28/99                   11/02/99                    12,100,000
10/28/99                   11/02/99                    50,000,000
10/29/99                   11/01/99                     9,300,000
11/01/99                   11/08/99                    30,000,000
11/01/99                   11/15/99                    28,300,000

JCP&L   cont'd
-----   ------

Date of Issuance        Maturity Date                    Amount
----------------        -------------                    ------

11/02/99                   11/03/99                    21,000,000
11/02/99                   11/09/99                    20,000,000
11/02/99                   11/16/99                    20,000,000
11/03/99                   11/04/99                    27,400,000
11/04/99                   11/05/99                    20,100,000
11/05/99                   11/08/99                    18,100,000
11/08/99                   11/09/99                    20,000,000
11/08/99                   11/15/99                    21,700,000
11/09/99                   11/10/99                    31,300,000
11/10/99                   11/12/99                    27,800,000
11/12/99                   11/17/99                    22,300,000
11/15/99                   11/16/99                    39,000,000
11/16/99                   11/17/99                     3,200,000
11/16/99                   11/17/99                    50,000,000
11/17/99                   11/18/99                    20,000,000
11/17/99                   11/19/99                    50,000,000
11/17/99                   11/19/99                     7,600,000
11/18/99                   11/23/99                    17,800,000
11/19/99                   11/22/99                    20,000,000
11/19/99                   11/23/99                    31,400,000
11/22/99                   11/29/99                    29,100,000
11/23/99                   11/24/99                    20,000,000
11/23/99                   11/29/99                    22,700,000



Met-Ed
------

Date of Issuance        Maturity Date                    Amount
----------------        -------------                    ------

10/01/99                   10/04/99                 $  10,000,000
10/01/99                   10/12/99                     7,993,000
10/01/99                   10/15/99                     3,407,000
10/04/99                   10/05/99                     6,600,000
10/05/99                   10/06/99                     6,800,000
10/06/99                   10/07/99                     6,100,000
10/07/99                   10/08/99                     4,600,000
10/08/99                   10/12/99                     3,500,000
10/12/99                   10/13/99                    10,400,000
10/13/99                   10/14/99                     5,300,000
10/14/99                   10/15/99                     5,700,000
10/15/99                   10/18/99                     5,600,000
10/18/99                   10/19/99                     8,000,000
10/19/99                   10/20/99                     5,800,000
10/20/99                   10/21/99                     4,500,000
10/21/99                   10/22/99                     2,400,000
10/22/99                   10/25/99                     2,500,000
10/25/99                   10/26/99                     1,700,000

Met-Ed  cont'd
------  ------

Date of Issuance        Maturity Date                    Amount
----------------        -------------                    ------

10/26/99                   10/27/99                     1,300,000
10/27/99                   10/28/99                     1,900,000
10/29/99                   11/01/99                     7,000,000
11/01/99                   11/02/99                    11,900,000
11/02/99                   11/03/99                    25,500,000
11/03/99                   11/04/99                    23,800,000
11/04/99                   11/05/99                    23,300,000
11/05/99                   11/08/99                    23,200,000
11/08/99                   11/09/99                    20,400,000
11/09/99                   11/10/99                    18,200,000
11/10/99                   11/12/99                    16,700,000
11/12/99                   11/16/99                    15,900,000
11/16/99                   11/17/99                    16,000,000
11/17/99                   11/18/99                    18,400,000
11/18/99                   11/19/99                    17,800,000
11/19/99                   11/22/99                    17,000,000
11/22/99                   11/23/99                     7,000,000
11/22/99                   11/29/99                    10,000,000
11/23/99                   11/24/99                     3,900,000



 Penelec
 -------

Date of Issuance        Maturity Date                    Amount
----------------        -------------                    ------

10/27/99                   10/28/99                 $  10,000,000
10/27/99                   11/03/99                    14,200,000
10/28/99                   11/01/99                     7,500,000
11/01/99                   11/02/99                     4,300,000
11/02/99                   11/03/99                    11,200,000
11/03/99                   11/04/99                    27,000,000
11/04/99                   11/05/99                    24,700,000
11/05/99                   11/08/99                    23,100,000
11/08/99                   11/09/99                    19,800,000
11/09/99                   11/10/99                    15,800,000
11/10/99                   11/12/99                    14,000,000
11/12/99                   11/16/99                    10,800,000
11/16/99                   11/17/99                     6,700,000
11/17/99                   11/18/99                     7,800,000
12/15/99                   12/16/99                     8,600,000
12/15/99                   12/16/99                    11,400,000
12/15/99                   12/22/99                    26,600,000
12/16/99                   12/17/99                     8,500,000
12/16/99                   12/23/99                    10,000,000
12/17/99                   12/20/99                     6,400,000
12/20/99                   12/21/99                    16,600,000
12/21/99                   01/07/00                    14,600,000

Penelec  cont'd
-------  ------

Date of Issuance        Maturity Date                    Amount
----------------        -------------                    ------

12/22/99                   01/04/00                    14,982,000
12/22/99                   01/05/00                     1,800,000
12/22/99                   01/06/00                     7,218,000
12/23/99                   01/10/00                     3,435,000
12/23/99                   01/11/00                     2,100,000
12/23/99                   01/12/00                     9,465,000



      To summarize the above transactions, at December 31, 1999, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

            Company                                 Amount
            -------                                 ------

            JCP&L                                $         0
            Met-Ed                                         0
            Penelec                               53,600,000




      4. At the close of business on September 30, 1999, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                 $181,000,000
            JCP&L                                          0
            Met-Ed                                         0
            Penelec                                        0



      During the period October 1,1999 through December 31,1999, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:

GPU
---

Issue
Date           Bank                                  Amount        Maturity
----           ----                                  ------        --------

10/04/99       MERCHANTS BANK OF BANGOR            $ 1,000,000     11/04/99
10/04/99       SUMITOMO BANK                        18,800,000     10/18/99
10/05/99       BANCA POPOLARE DI MILANO              9,100,000     10/06/99
10/05/99       SUMITOMO BANK                        16,200,000     10/14/99
10/06/99       BANCA POPOLARE DI MILANO             30,000,000     10/07/99
10/06/99       CHASE MANHATTAN BANK                  7,400,000     10/13/99
10/07/99       BANCA POPOLARE DI MILANO              6,600,000     10/14/99
10/07/99       BANK OF NEW YORK                     32,000,000     10/08/99
10/07/99       CHASE MANHATTAN BANK                 26,600,000     10/08/99
10/07/99       SUMMIT BANK                          20,000,000     10/15/99
10/08/99       BANCA POPOLARE DI MILANO             22,700,000     10/12/99
10/08/99       ALLFIRST BANK                        11,000,000     10/15/99
10/08/99       CHASE MANHATTAN BANK                 26,600,000     10/12/99
10/08/99       CREDIT AGRICOLE                      20,000,000     10/13/99
10/12/99       BANCA POPOLARE DI MILANO             23,400,000     10/13/99
10/12/99       ALLFIRST BANK                         1,000,000     10/26/99
10/12/99       CHASE MANHATTAN BANK                 26,600,000     10/19/99
10/12/99       CHASE MANHATTAN BANK                 20,000,000     11/02/99
10/13/99       BANCA POPOLARE DI MILANO             14,600,000     10/14/99
10/13/99       BANK OF NEW YORK                     32,000,000     10/14/99
10/13/99       CHASE MANHATTAN BANK                 23,400,000     10/20/99
10/14/99       BANCA POPOLARE DI MILANO              8,800,000     10/15/99
10/14/99       BANK OF NEW YORK                     32,000,000     10/15/99
10/14/99       SUMITOMO BANK                        16,200,000     10/21/99
10/15/99       BANCA POPOLARE DI MILANO             30,000,000     10/18/99
10/15/99       BANK OF NEW YORK                     32,000,000     10/18/99
10/15/99       CREDIT AGRICOLE                       6,000,000     10/18/99
10/15/99       SUMMIT BANK                          20,000,000     10/28/99
10/18/99       BANCA POPOLARE DI MILANO             30,000,000     10/19/99
10/18/99       BANK OF NEW YORK                     19,200,000     10/19/99
10/18/99       CREDIT AGRICOLE                      20,000,000     10/25/99
10/18/99       SUMITOMO BANK                        18,800,000     10/25/99
10/19/99       BANCA POPOLARE DI MILANO             30,000,000     10/20/99
10/19/99       BANK OF NEW YORK                     19,200,000     10/20/99
10/19/99       CHASE MANHATTAN BANK                 26,600,000     10/26/99
10/20/99       BANCA POPOLARE DI MILANO             17,200,000     10/21/99
10/20/99       BANK OF NEW YORK                     32,000,000     10/21/99
10/20/99       CHASE MANHATTAN BANK                 23,400,000     10/21/99
10/21/99       BANCA POPOLARE DI MILANO             30,000,000     10/22/99
10/21/99       BANK OF NEW YORK                      5,200,000     10/26/99
10/21/99       ALLFIRST BANK                        14,000,000     10/26/99
10/21/99       CHASE MANHATTAN BANK                 23,400,000     10/22/99
10/21/99       SUMITOMO BANK                        16,200,000     10/22/99
10/22/99       BANK OF NEW YORK                     26,800,000     10/25/99
10/22/99       CHASE MANHATTAN BANK                 23,400,000     10/25/99
10/22/99       SUMITOMO BANK                        16,200,000     10/25/99
10/25/99       BANCA POPOLARE DI MILANO             30,000,000     10/26/99

GPU   cont'd
---   ------

Issue
Date           Bank                                  Amount        Maturity
----           ----                                  ------        --------

10/25/99       BANK OF NEW YORK                     17,900,000     10/26/99
10/25/99       CHASE MANHATTAN BANK                 23,400,000     10/26/99
10/25/99       SUMITOMO BANK                        35,000,000     10/26/99
10/26/99       BANCA POPOLARE DI MILANO             30,000,000     10/27/99
10/26/99       BANK OF NEW YORK                     18,200,000     10/27/99
10/26/99       CHASE MANHATTAN BANK                 50,000,000     10/27/99
10/26/99       CREDIT AGRICOLE                      20,000,000     10/27/99
10/26/99       SUMITOMO BANK                        35,000,000     10/27/99
10/27/99       CHASE MANHATTAN BANK                 19,200,000     10/28/99
10/27/99       SUMITOMO BANK                        35,000,000     10/28/99
10/28/99       CHASE MANHATTAN BANK                 21,300,000     10/29/99
10/28/99       SUMITOMO BANK                        35,000,000     11/01/99
10/28/99       SUMMIT BANK                          20,000,000     11/04/99
10/29/99       CHASE MANHATTAN BANK                 19,200,000     11/01/99
11/01/99       CHASE MANHATTAN BANK                 19,300,000     11/02/99
11/01/99       SUMITOMO BANK                        35,000,000     11/15/99
11/02/99       CHASE MANHATTAN BANK                 20,000,000     11/09/99
11/02/99       CHASE MANHATTAN BANK                 19,300,000     11/03/99
11/03/99       CHASE MANHATTAN BANK                 19,200,000     11/04/99
11/04/99       BANCA POPOLARE DI MILANO             15,300,000     11/05/99
11/04/99       SUMMIT BANK                          20,000,000     11/05/99
11/05/99       CHASE MANHATTAN BANK                 15,300,000     11/08/99
11/05/99       SUMMIT BANK                          20,000,000     11/17/99
11/08/99       CHASE MANHATTAN BANK                 11,300,000     11/09/99
11/09/99       CHASE MANHATTAN BANK                 31,300,000     11/10/99
11/10/99       CHASE MANHATTAN BANK                 31,300,000     11/12/99
11/12/99       CHASE MANHATTAN BANK                  7,800,000     11/16/99
11/12/99       CHASE MANHATTAN BANK                 20,000,000     11/16/99
11/15/99       SUMITOMO BANK                        30,000,000     11/16/99
11/16/99       ALLFIRST BANK                         7,900,000     11/19/99
11/16/99       CHASE MANHATTAN BANK                 20,000,000     11/19/99
11/16/99       SUMITOMO BANK                        35,000,000     11/19/99
11/17/99       SUMMIT BANK                          20,000,000     11/18/99
11/18/99       SUMMIT BANK                          20,000,000     11/19/99
11/19/99       BANCA POPOLARE DI MILANO             29,000,000     11/22/99
11/19/99       CHASE MANHATTAN BANK                 50,000,000     11/22/99
11/19/99       CHASE MANHATTAN BANK                 20,000,000     11/22/99
11/19/99       SUMITOMO BANK                        35,000,000     11/22/99
11/19/99       SUMMIT BANK                          20,000,000     11/22/99
11/22/99       BANCA POPOLARE DI MILANO             15,000,000     11/23/99
11/22/99       ALLFIRST BANK                        15,000,000     11/29/99
11/22/99       CHASE MANHATTAN BANK                 50,000,000     11/23/99
11/22/99       CHASE MANHATTAN BANK                 20,000,000     11/23/99
11/22/99       SUMITOMO BANK                        35,000,000     11/29/99
11/22/99       SUMMIT BANK                          20,000,000     11/23/99
11/23/99       BANK OF NEW YORK                     13,400,000     11/24/99
11/23/99       CHASE MANHATTAN BANK                 50,000,000     11/29/99

GPU   cont'd
---   ------

Issue
Date           Bank                                  Amount        Maturity
----           ----                                  ------        --------

11/23/99       CHASE MANHATTAN BANK                 20,000,000     11/30/99
11/23/99       SUMMIT BANK                          20,000,000     11/30/99
11/24/99       BANCA POPOLARE DI MILANO             30,000,000     11/29/99
11/24/99       BANK OF NEW YORK                     32,000,000     11/29/99
11/24/99       CREDIT AGRICOLE                      18,700,000     11/29/99
11/29/99       BANCA POPOLARE DI MILANO             30,000,000     11/30/99
11/29/99       BANK OF NEW YORK                     32,000,000     11/30/99
11/29/99       ALLFIRST BANK                        15,000,000     12/03/99
11/29/99       CHASE MANHATTAN BANK                 10,000,000     11/30/99
11/29/99       CREDIT AGRICOLE                      20,000,000     11/30/99
11/29/99       FIRST UNION                          26,000,000     11/30/99
11/29/99       PNC BANK                             20,000,000     11/30/99
11/29/99       SUMITOMO BANK                        35,000,000     12/03/99
11/30/99       CHASE MANHATTAN BANK                  5,000,000     12/03/99
11/30/99       CHASE MANHATTAN BANK                  4,400,000     12/01/99
11/30/99       SUMMIT BANK                          20,000,000     12/03/99
12/01/99       CHASE MANHATTAN BANK                  4,600,000     12/03/99
12/02/99       CHASE MANHATTAN BANK                  2,500,000     12/03/99
12/03/99       CHASE MANHATTAN BANK                 44,000,000     12/06/99
12/03/99       CHASE MANHATTAN BANK                 20,000,000     12/23/99
12/03/99       SUMMIT BANK                          20,000,000     01/03/00
12/06/99       CHASE MANHATTAN BANK                 46,100,000     12/07/99
12/07/99       CHASE MANHATTAN BANK                 15,200,000     12/14/99
12/07/99       SUMITOMO BANK                        35,000,000     12/08/99
12/08/99       BANK OF NEW YORK                      8,000,000     12/09/99
12/08/99       SUMITOMO BANK                        35,000,000     12/09/99
12/09/99       CHASE MANHATTAN BANK                 44,200,000     12/10/99
12/10/99       CHASE MANHATTAN BANK                 46,000,000     12/13/99
12/13/99       CHASE MANHATTAN BANK                 14,100,000     12/14/99
12/13/99       SUMITOMO BANK                        35,000,000     12/14/99
12/14/99       CHASE MANHATTAN BANK                 30,600,000     12/17/99
12/14/99       SUMITOMO BANK                        35,000,000     12/15/99
12/15/99       BANCA POPOLARE DI MILANO              6,000,000     12/16/99
12/15/99       SUMITOMO BANK                        35,000,000     12/16/99
12/16/99       BANCA POPOLARE DI MILANO              8,900,000     12/17/99
12/16/99       SUMITOMO BANK                        35,000,000     12/23/99
12/17/99       BANCA POPOLARE DI MILANO             30,000,000     12/20/99
12/17/99       BANK OF NEW YORK                     10,600,000     12/20/99
12/20/99       BANCA POPOLARE DI MILANO             24,600,000     12/21/99
12/20/99       ALLFIRST BANK                        15,000,000     01/06/00
12/20/99       MERCHANTS BANK OF BANGOR              1,000,000     01/06/00
12/21/99       CHASE MANHATTAN BANK                 26,100,000     12/22/99
12/22/99       BANK OF NEW YORK                     27,500,000     01/12/00
12/23/99       BANCA POPOLARE DI MILANO             30,000,000     01/28/00
12/23/99       CHASE MANHATTAN BANK                 20,000,000     01/10/00
12/23/99       FIRST UNION                           9,000,000     01/07/00
12/23/99       MERCHANTS BANK OF BANGOR              1,000,000     01/13/00

Penelec
-------

Issue
Date           Bank                                  Amount        Maturity
----           ----                                  ------        --------

11/18/99       MELLON BANK - PENELEC               $ 5,700,000     11/19/99
11/19/99       MELLON BANK - PENELEC                 5,500,000     11/22/99



           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

      During the period of October 1, 1999 through December 31, 1999, the Companies repaid unsecured promissory notes issued to banks, as follows:


GPU
---

Date          Bank                                    Amount
----          ----                                    ------

10/04/99   BANCA POPOLARE DI MILANO               $ 20,000,000
10/05/99   ALLFIRST BANK                            15,000,000
10/05/99   CITIBANK - NY                             8,700,000
10/06/99   BANCA POPOLARE DI MILANO                  9,100,000
10/06/99   BANCA POPOLARE DI MILANO                 10,000,000
10/06/99   CHASE MANHATTAN BANK                     16,800,000
10/07/99   BANCA POPOLARE DI MILANO                 30,000,000
10/07/99   CHASE MANHATTAN BANK                     17,200,000
10/07/99   PNC BANK                                 17,300,000
10/07/99   SUMMIT BANK                              20,000,000
10/08/99   BANK OF NEW YORK                         32,000,000
10/08/99   CHASE MANHATTAN BANK                     26,600,000
10/08/99   CREDIT AGRICOLE                          20,000,000
10/12/99   BANCA POPOLARE DI MILANO                 22,700,000
10/12/99   CHASE MANHATTAN BANK                     26,600,000
10/12/99   CHASE MANHATTAN BANK                     20,000,000
10/13/99   BANCA POPOLARE DI MILANO                 23,400,000
10/13/99   CHASE MANHATTAN BANK                     16,000,000
10/13/99   CHASE MANHATTAN BANK                      7,400,000
10/13/99   CREDIT AGRICOLE                          20,000,000
10/14/99   BANCA POPOLARE DI MILANO                  6,600,000
10/14/99   BANCA POPOLARE DI MILANO                 14,600,000
10/14/99   BANK OF NEW YORK                         32,000,000
10/14/99   SUMITOMO BANK                            16,200,000
10/15/99   BANCA POPOLARE DI MILANO                  8,800,000
10/15/99   BANK OF NEW YORK                         32,000,000

GPU     cont'd
---     ------

Date          Bank                                    Amount
----          ----                                    ------

10/15/99   ALLFIRST BANK                            11,000,000
10/15/99   SUMMIT BANK                              20,000,000
10/18/99   BANCA POPOLARE DI MILANO                 30,000,000
10/18/99   BANK OF NEW YORK                         32,000,000
10/18/99   CREDIT AGRICOLE                           6,000,000
10/18/99   SUMITOMO BANK                            18,800,000
10/19/99   BANCA POPOLARE DI MILANO                 30,000,000
10/19/99   BANK OF NEW YORK                         19,200,000
10/19/99   CHASE MANHATTAN BANK                     26,600,000
10/20/99   BANCA POPOLARE DI MILANO                 30,000,000
10/20/99   BANK OF NEW YORK                         19,200,000
10/20/99   CHASE MANHATTAN BANK                     23,400,000
10/21/99   BANCA POPOLARE DI MILANO                 17,200,000
10/21/99   BANK OF NEW YORK                         32,000,000
10/21/99   CHASE MANHATTAN BANK                     23,400,000
10/21/99   SUMITOMO BANK                            16,200,000
10/22/99   BANCA POPOLARE DI MILANO                 30,000,000
10/22/99   CHASE MANHATTAN BANK                     23,400,000
10/22/99   SUMITOMO BANK                            16,200,000
10/25/99   BANK OF NEW YORK                         26,800,000
10/25/99   CHASE MANHATTAN BANK                     23,400,000
10/25/99   CREDIT AGRICOLE                          20,000,000
10/25/99   SUMITOMO BANK                            16,200,000
10/25/99   SUMITOMO BANK                            18,800,000
10/26/99   BANCA POPOLARE DI MILANO                 30,000,000
10/26/99   BANK OF NEW YORK                         17,900,000
10/26/99   BANK OF NEW YORK                          5,200,000
10/26/99   ALLFIRST BANK                             1,000,000
10/26/99   ALLFIRST BANK                            14,000,000
10/26/99   CHASE MANHATTAN BANK                     26,600,000
10/26/99   CHASE MANHATTAN BANK                     23,400,000
10/26/99   SUMITOMO BANK                            35,000,000
10/27/99   BANCA POPOLARE DI MILANO                 30,000,000
10/27/99   BANK OF NEW YORK                         18,200,000
10/27/99   CHASE MANHATTAN BANK                     50,000,000
10/27/99   CREDIT AGRICOLE                          20,000,000
10/27/99   SUMITOMO BANK                            35,000,000
10/28/99   CHASE MANHATTAN BANK                     19,200,000
10/28/99   SUMITOMO BANK                            35,000,000
10/28/99   SUMMIT BANK                              20,000,000
10/29/99   CHASE MANHATTAN BANK                     21,300,000
11/01/99   CHASE MANHATTAN BANK                     19,200,000
11/01/99   SUMITOMO BANK                            35,000,000
11/02/99   CHASE MANHATTAN BANK                     20,000,000
11/02/99   CHASE MANHATTAN BANK                     19,300,000
11/03/99   CHASE MANHATTAN BANK                     19,300,000
11/04/99   CHASE MANHATTAN BANK                     19,200,000
11/04/99   MERCHANTS BANK OF BANGOR                  1,000,000

GPU     cont'd
---     ------

Date          Bank                                    Amount
----          ----                                    ------

11/04/99   SUMMIT BANK                              20,000,000
11/05/99   BANCA POPOLARE DI MILANO                 15,300,000
11/05/99   SUMMIT BANK                              20,000,000
11/08/99   CHASE MANHATTAN BANK                     15,300,000
11/09/99   CHASE MANHATTAN BANK                     11,300,000
11/09/99   CHASE MANHATTAN BANK                     20,000,000
11/10/99   CHASE MANHATTAN BANK                     31,300,000
11/12/99   CHASE MANHATTAN BANK                     31,300,000
11/15/99   SUMITOMO BANK                            35,000,000
11/16/99   CHASE MANHATTAN BANK                      7,800,000
11/16/99   CHASE MANHATTAN BANK                     20,000,000
11/16/99   SUMITOMO BANK                            30,000,000
11/17/99   SUMMIT BANK                              20,000,000
11/18/99   SUMMIT BANK                              20,000,000
11/19/99   ALLFIRST BANK                             7,900,000
11/19/99   CHASE MANHATTAN BANK                     20,000,000
11/19/99   SUMITOMO BANK                            35,000,000
11/19/99   SUMMIT BANK                              20,000,000
11/22/99   BANCA POPOLARE DI MILANO                 29,000,000
11/22/99   CHASE MANHATTAN BANK                     50,000,000
11/22/99   CHASE MANHATTAN BANK                     20,000,000
11/22/99   SUMITOMO BANK                            35,000,000
11/22/99   SUMMIT BANK                              20,000,000
11/23/99   BANCA POPOLARE DI MILANO                 15,000,000
11/23/99   CHASE MANHATTAN BANK                     50,000,000
11/23/99   CHASE MANHATTAN BANK                     20,000,000
11/23/99   SUMMIT BANK                              20,000,000
11/24/99   BANK OF NEW YORK                         13,400,000
11/29/99   BANCA POPOLARE DI MILANO                 30,000,000
11/29/99   BANK OF NEW YORK                         32,000,000
11/29/99   ALLFIRST BANK                            15,000,000
11/29/99   CHASE MANHATTAN BANK                     50,000,000
11/29/99   CREDIT AGRICOLE                          18,700,000
11/29/99   SUMITOMO BANK                            35,000,000
11/30/99   BANCA POPOLARE DI MILANO                 30,000,000
11/30/99   BANK OF NEW YORK                         32,000,000
11/30/99   CHASE MANHATTAN BANK                     10,000,000
11/30/99   CHASE MANHATTAN BANK                     20,000,000
11/30/99   CREDIT AGRICOLE                          20,000,000
11/30/99   FIRST UNION                              26,000,000
11/30/99   PNC BANK                                 20,000,000
11/30/99   SUMMIT BANK                              20,000,000
12/01/99   CHASE MANHATTAN BANK                      4,400,000
12/03/99   ALLFIRST BANK                            15,000,000
12/03/99   CHASE MANHATTAN BANK                      4,600,000
12/03/99   CHASE MANHATTAN BANK                      2,500,000
12/03/99   CHASE MANHATTAN BANK                      5,000,000
12/03/99   SUMITOMO BANK                            35,000,000

GPU     cont'd
---     ------

Date          Bank                                    Amount
----          ----                                    ------

12/03/99   SUMMIT BANK                              20,000,000
12/06/99   CHASE MANHATTAN BANK                     44,000,000
12/07/99   CHASE MANHATTAN BANK                     46,100,000
12/08/99   SUMITOMO BANK                            35,000,000
12/09/99   BANK OF NEW YORK                          8,000,000
12/09/99   SUMITOMO BANK                            35,000,000
12/10/99   CHASE MANHATTAN BANK                     44,200,000
12/13/99   CHASE MANHATTAN BANK                     46,000,000
12/14/99   CHASE MANHATTAN BANK                     14,100,000
12/14/99   CHASE MANHATTAN BANK                     15,200,000
12/14/99   SUMITOMO BANK                            35,000,000
12/15/99   SUMITOMO BANK                            35,000,000
12/16/99   BANCA POPOLARE DI MILANO                  6,000,000
12/16/99   SUMITOMO BANK                            35,000,000
12/17/99   BANCA POPOLARE DI MILANO                  8,900,000
12/17/99   CHASE MANHATTAN BANK                     30,600,000
12/20/99   BANCA POPOLARE DI MILANO                 30,000,000
12/20/99   BANK OF NEW YORK                         10,600,000
12/21/99   BANCA POPOLARE DI MILANO                 24,600,000
12/22/99   CHASE MANHATTAN BANK                     26,100,000
12/23/99   CHASE MANHATTAN BANK                     20,000,000
12/23/99   SUMITOMO BANK                            35,000,000



Penelec

Date          Bank                                    Amount
----          ----                                    ------

11/19/99   MELLON BANK - PENELEC                  $  5,700,000
11/22/99   MELLON BANK - PENELEC                     5,500,000



            To summarize the above transactions, at December 31, 1999 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:


            GPU                                $ 123,500,000
            JCP&L                                          0
            Met-Ed                                         0
            Penelec                                        0

                                     SIGNATURE


           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                   GPU, INC.
                                   JERSEY CENTRAL POWER & LIGHT COMPANY
                                   METROPOLITAN EDISON COMPANY
                                   PENNSYLVANIA ELECTRIC COMPANY



                                   By:  /s/ T. G. Howson
                                        ----------------------------
                                        T. G. Howson
                                        Vice President and Treasurer


Date: January 7, 2000